EXHIBIT 99.9 (a)(xii)



DATE:                      November 17, 1997                  Maxcor Financial
                                                             -------------------
FROM:                                        FOR:
Andrew Edson & Associates, Inc.              Maxcor Financial Group Inc.
79 Madison Avenue, 3rd Floor                 Two World Trade Center, 84th Floor
New York, NY 10016                           New York, NY 10048
(212) 213-7636                               (212) 748-7000
Andrew S. Edson                              Gilbert Scharf


FOR IMMEDIATE RELEASE

MAXCOR FINANCIAL GROUP INC.
EXTENDS ITS COMMON STOCK FOR WARRANT EXCHANGE OFFER

         NEW YORK, November 17 - Maxcor Financial Group Inc. (NASDAQ: MAXF) announced this morning that it has extended, until 2:00 p.m. today, its offer to exchange 0.1667 of a share of its common stock for each and every of its outstanding redeemable common stock purchase warrants (the "Exchange Offer"). All other terms and conditions of the Exchange Offer, the full details of which are set forth in the Company's prospectus dated October 16, 1997 and related letter of transmittal, otherwise remain unchanged.

         The Exchange Agent has advised the Company that an additional 76,449 warrants were tendered on Friday, November 14, 1997, bringing to 14,256,161, or approximately 94.9% of the outstanding warrants, the total number of warrants that have been validly tendered and not withdrawn in the Exchange Offer (including 427,880 warrants tendered pursuant to guaranteed delivery procedures). Consummation of the Exchange Offer is conditioned upon, among other things, the tender of at least 95% of all outstanding warrants.

         Further tenders of warrants may be made directly to the Exchange Agent as follows:

        By Hand
        Continental Stock Transfer & Trust Company
        2 Broadway, 19th Floor
        New York, NY 10004
        Attn: Reorganization Department

        By Facsimile (For eligible institutions only)
        (212) 509-5150 or 5152 (Confirm by telephone at (212) 509-4000, x535).

         Questions and requests for assistance or additional copies of the Exchange Offer materials may be directed to D.F. King & Co., Inc., the Information Agent for the Exchange Offer. Holders of warrants may also contact their broker, dealer or other nominee for assistance concerning the Exchange Offer.



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